Exhibit 99.1

Press Release

Coinmach Service Corp. Declares Dividend and Announces Quarterly Earnings Call
Thursday, May 12, 2005

PLAINVIEW, N.Y., May 12, 2005/PRNewswire-FirstCall/ — Coinmach Service Corp. (Amex: “DRY”), a leading supplier of outsourced laundry equipment services for multi-family housing properties in North America, announced a distribution payment of $0.375 per IDS unit. The Company plans to announce its March 31, 2005 fiscal year-end financial results after market close on Wednesday, May 25, and has scheduled a conference call to discuss its financial results at 11:00 a.m. Eastern Standard Time on Thursday, May 26.

The distribution of $0.375 per IDS unit will consist of a declared dividend of approximately $0.206 per share of Class A common stock (or approximately $3.9 million in the aggregate) and an interest payment of approximately $0.169 per note underlying the IDS unit (or approximately $3.2 million in the aggregate). The dividend will be paid on June 1, 2005 to holders of record as of the close of business on May 25, 2005. Based on the closing IDS unit price of $13.23 at the end of trading on Wednesday, May 11, 2005, the total payment of approximately $0.375 per IDS unit (which includes both dividends and interest) represents an annualized yield of approximately 11.3%. This distribution is consistent with the Company’s dividend policy pursuant to which it plans to make annual payments to IDS holders aggregating $1.50 per unit, representing approximately $0.67 per unit of interest payments and approximately $0.83 per unit of dividend payments. The next anticipated dividend and interest payment date for the IDS unit is scheduled for September 1, 2005.

Parties interested in participating in the May 26 conference call may access the teleconference via a webcast on Coinmach’s Investor Relations page, www.coinmachservicecorp.com, or by dialing 1-800-561-2601 (1-617-614-3518 for international callers) and using the pass code 88424219 at least five minutes before the start of the call. The call will be open to the public with a question and answer session at the end of the call. A replay of the conference call will be available for 30 days on Coinmach’s Investor Relations page.

Coinmach Service Corp., through its operating subsidiaries, is a leading supplier of outsourced laundry equipment services for multi-family housing properties in North America. Coinmach’s core business involves leasing laundry rooms from building owners and property management companies, installing and servicing laundry equipment and collecting revenues generated from laundry machines.